 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Aim Exploration, Inc.

We consent to the inclusion in the Registration Statement of AIM Exploration, Inc. (the “Company”) on Form S-1 (No. 333-221991) and our report dated December 15, 2016, relating to our audit of the consolidated balance sheet as of August 31, 2016, and the consolidated statements of operations, stockholders' deficit and cash flows for the year then ended.

Our report dated December 15, 2016, related to these consolidated financial statements, included an emphasis paragraph regarding an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Anton & Chia, LLP

Newport Beach, CA

January 26, 2018